EXHIBIT 5


                                   Sales Plan

     Sales Plan, dated as of June 9, 2004 (the "Sales Plan"), between Maurice Marciano ("Seller") and Goldman, Sachs & Co. ("Broker").

     WHEREAS, the Seller desires to establish the Sales Plan to sell shares of common stock, par value $0.01 per share (the "Stock"), of Guess?, Inc (the "Issuer") in accordance with the requirements of Rule 10b5-1 as further set forth herein;

     NOW, THEREFORE, the Seller and Broker hereby agree as follows:

1. Broker shall effect one or more sales (each a "Sale") of shares of Stock (the "Shares") as further set forth in the attached Annex A to the Sales Plan.

2. This Sales Plan shall become effective as of the date hereof and shall terminate on the earliest of March 31, 2005 or as soon as reasonably practicable after Broker's receipt of notice (addressed to: Attn: Restricted Stock Desk, c/o Control Room; Fax No. (212) 902-0943; Tel: (212) 902-1511), of:

     (a) the death, disability or mental incapacity of the Seller;

     (b) the Issuer's reasonable determination that this Sales Plan does not comply with Rule 10b5-1 or other applicable securities laws or that executions in connection with this Sales Plan have violated or would violate Rule 10b5-1 or other applicable securities laws;

     (c) the filing of a bankruptcy petition by the Issuer;

     (d) the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization of the Issuer;

     (e) the public announcement of a public offering of securities by the Issuer;

     (f) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part); or

     (g) Seller's severance or retirement from the Issuer.


3. Seller understands that Broker may effect Sales hereunder jointly with orders for other sellers of Shares of the Issuer, in accordance with applicable law, and that the average price for executions resulting from bunched orders will be assigned to Seller's account. All orders will be deemed day orders only and not held unless otherwise specified in Annex A.


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4.    Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Seller acknowledges and agrees that he does not have authority, influence or control over any sales effected under the Sales Plan. Seller will not attempt to exercise any authority, influence or control over such sales. Broker agrees not to seek advice from Seller with respect to the manner in which it affects sales under the Sales Plan and will not permit any person with material nonpublic information with respect to the Issuer to participate in the execution of sales under the Sales Plan. Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by the Sales Plan.

5. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

6. Seller represents that the Shares are "restricted securities" and/or that Seller may be deemed an "affiliate" of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933. Seller shall not take, and agrees to cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to Rule 144 not to take, any action that would cause the Sales not to comply with Rule 144. Seller has provided Broker with ten
(10) executed Forms 144, which Broker will complete and file on behalf of the Seller. Seller understands and agrees that Broker will make one Form 144 filing at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan, and that such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1. Broker understands that all Sales are being conducted in accordance with Rule 144.

7. Seller represents and warrants that Seller is currently permitted to sell Stock in accordance with the Issuer's insider trading policies and has obtained the approval of the Issuer's counsel to enter into this Sales Plan and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker's ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers. Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.

8. Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act. Seller shall execute the Broker's Authorization attached as Annex B to this Agreement.

9. Seller understands that Broker may not be able to effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a "Blackout"). Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A ("Unfilled Sales").


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Broker agrees that if Issuer enters into a transaction that results, in Issuer's good faith determination, in the imposition of trading restrictions on the Seller, and the parties and the Issuer otherwise agree not to terminate the Sales Plan as provided in paragraph 2(f), such as a stock offering requiring an affiliate lock-up ("Issuer Restriction"), and if Issuer and Seller shall provide Broker at least three (3) days' prior written notice signed by Issuer and Seller and confirmed by telephone of such trading restrictions (Attn: Restricted Stock Desk, c/o Control Room; Fax No. (212) 902-0943; Tel: (212) 902-1511), then
Broker will cease effecting Sales under this Plan until notified in writing by Issuer and Seller that such restrictions have terminated. Broker shall resume effecting Sales in accordance with this Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction. Any Unfilled
Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction, shall be deemed to be cancelled and shall not be effected pursuant to this Sales Plan.

10. This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified, terminated or amended only by a writing signed by the parties hereto, acknowledged by the Issuer, and provided that any such modification, termination or amendment shall only be permitted at a time when the Seller is otherwise permitted to effect sales under the Issuer's trading policies and at a time when the Seller is not aware of material nonpublic information concerning the Issuer or its securities. In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the thirty days immediately following such modification, amendment or termination. This Sales Plan constitutes the entire agreement between Seller and Broker regarding the subject matter hereof and supersedes any prior agreements or understandings between the parties with regard thereto.

11. Broker shall have the right to require, as a condition to Broker's consent to any modification, termination or amendment under paragraph 10, that Seller shall (i) exculpate Broker from any action taken or omitted to be taken by Broker and (ii) indemnify Broker against any losses, damages, liabilities or expenses incurred by Broker, in each case for actions or losses in conn ection with or arising out of this Sales Plan and any amended or succeeding sales plan.


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      IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

/s/ Maurice Marciano
---------------------------
Maurice Marciano
                                                 /s/ Goldman, Sachs & Co.
                                               ---------------------------
                                                    Goldman, Sachs & Co.


Acknowledged:
Guess?, Inc.


By: /s/ Deborah S. Siegel
---------------------------------
Name:  Deborah S. Siegel
Title: General Counsel and Secretary


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                                                                      5

                                     Annex A
                                Maurice Marciano
                                   Guess? Inc


     The reporting person agrees to furnish a copy of Annex A to the Securities and Exchange Commission upon request.